Exihibit 99.1

     BRIGHAM EXPLORATION ANNOUNCES APPLING DEEP FRIO FIELD DISCOVERY, OTHER
                   DISCOVERIES AND PROVIDES OPERATIONAL UPDATE

     AUSTIN, Texas, Jan. 25 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced the discovery of the Appling Deep Frio Field, with the successful completion of the Sartwelle #3 in Calhoun County, Texas. Brigham also announced other discoveries, the plugging of its Sullivan A #1 as a dry hole, and provided an operational update.

     ONSHORE GULF COAST FRIO TREND
     Bayou Bengal Project Sartwelle #3 Discovery -- The Sartwelle #3 was recently completed to sales at an initial rate of approximately 1.9 Mmcf of natural gas and 530 barrels of oil (5.1 Mmcfe) per day, with a flowing tubing pressure of 4,490 psi. Brigham operated the Sartwelle #3 with a 75% working and 54% revenue interest, encountering approximately 82 feet of total apparent net pay in the Upper and Lower Frio. The currently perforated intervals, at depths of between 10,000 and 10,336 feet, cover approximately 32 feet of the apparent net pay. The other intervals remain behind pipe for future completion.

     The Sartwelle #3 was the first test on an approximately 1,400 acre structure. The same complex in the shallow Frio section has produced approximately 400 Bcfe, approximately 200 Bcfe of which was trapped against the same key trapping fault as Brigham's targeted deeper sands. Brigham expects to commence its first development well, the Appling #1, in March. Up to six wells could be drilled to fully develop the field.

     Bayou Bengal Project Trull M #1 Frio Discovery -- Brigham successfully drilled and is currently completing the Trull M #1, which encountered approximately 41 feet of total apparent net pay in the Upper Frio. The Company retains a 75% working and 56% revenue interest in the Trull M #1. Depending on success, one offset could be drilled to fully develop the field.

     Unsuccessful Matagorda County Completion -- In Matagorda County, completion attempts for the McKissick #1 were unsuccessful. Brigham operated the McKissick #1 with a 50% working interest.

     Commencement of First of Eight Planned 2005 High Potential Tests -- Brigham is drilling the Wyse #1 at a current depth of approximately 5,200 feet. This high reserve potential Lower Frio test will be drilled to a projected total depth of 15,000 feet. Brigham operates the Wyse #1, which is located in Matagorda County approximately seven miles from Brigham's previously discovered Providence Field. The Company retains a 50% working interest in the well, with results expected in March. With success, up to three offsets could be drilled. The Wyse #1 is the first of eight high reserve potential wells Brigham plans to commence in 2005, four of which are in the Frio.

     Within three miles of its Appling Deep Field discovery and still in its Bayou Bengal Project, Brigham plans to commence two other high reserve potential exploration tests during 2005. In April, Brigham will commence the first, with results expected in June. Later in the year, Brigham plans to commence a second in the same area, the Bayou Bengal B-13. Both wells target large Lower Frio structures with reserve potentials of over 50 Bcfe, directly on trend with Brigham's Sartwelle #3 Appling Deep Field discovery. Brigham will operate and retain 75% working interests in both wells.

     Commencement of Bayou Bengal Bay Exploration and Development Program -- As part of its Bayou Bengal 3-D project, Brigham has acquired approximately 2,285 gross acres of leasehold in an area that has produced approximately 500 Bcfe to date. The targeted area was developed in the 1950s, prior to well-developed natural gas markets and prior to sophisticated seismic imaging. Brigham's proprietary 3-D seismic acquisition and the subsequent interpretation have delineated 20 potential developmental and exploration drill sites, providing both low risk reserve opportunities as well as higher risk and higher potential reserve targets. Brigham operates and expects to retain a 75% working interest in all the wells drilled in the area, with five tests planned during 2005. Brigham is currently drilling the first of these, the State Tract 257 #1, at a depth of approximately 2,100 feet. The State Tract 257 #1 will be directionally drilled from dry land, targeting a Frio prospect in the Baywith a total depth projected at 9,500 feet. Results are expected in March.

     Bud Brigham, the Chairman, President and CEO stated, "Although we have limited production history, we are very excited about our Sartwelle #3 discovery, which we believe sets up a potentially very extensive development drilling program. Historically, field discoveries such as this have contributed to meaningful surges in our production volumes and reserves, and this field discovery has the potential to be the largest in our history. Limiting the potential reservoir extent to the lowest known gas encountered in the well, we internally estimate the reserves in the Sartwelle #3 fault block on the structure at approximately 10 Bcfe. We internally estimate that the upside potential for the entire closure, if it is filled to its structural spill point, at approximately 80 Bcfe. Additional drilling, beginning in March, will ultimately determine the volume of reserves recovered."

     Bud Brigham further stated, "As evidenced by our Appling Deep Field discovery, we're now beginning to benefit from our recent proprietary 3-D seismic project acquisitions in the Frio. We've recently generated a number of high quality and high reserve potential projects, which we operate with larger than historical working interests. As a result, we've commenced the drilling of the first of eight high reserve potential tests planned for 2005. We also recently completed the acquisition of 158 square miles of proprietary 3-D seismic data in our Alamo Project, and we're currently acquiring approximately 120 square miles of proprietary 3-D seismic data within our General Lee Project. We operate both projects with 75% working interests, and expect them to add additional high potential prospects to our existing inventory by mid-year."

     ONSHORE GULF COAST VICKSBURG TREND
     Unsuccessful Archangel Joint Venture Exploration Well -- Brigham recently plugged and abandoned the Sullivan A #1, as a dry hole. The Sullivan A #1 was drilled to a total depth of approximately 16,472 feet with several drilling shows in the Lower Vicksburg. However, wireline logs and sidewall cores indicated that, although the well encountered significant gross sand thickness, the porosities and permeabilities were too low to make a commercial completion.

     Other Vicksburg Drilling -- In its Home Run Field, Brigham is drilling its 13th well, the Palmer #10, at a current depth of approximately 7,900 feet. Results are expected in March. In late February, Brigham plans to commence the Sullivan C-29, its 14th Home Run Field well. Brigham expects to retain a 34% working interest in both the Palmer #10 and the Sullivan C-29 development wells. In April, Brigham expects to commence a development well in its Triple Crown North joint venture, the Sullivan C #31, offsetting the recent Sullivan C-30 discovery. Brigham will operate the Sullivan C #31, retaining a 58% working interest, with results expected by late June.

     Bud Brigham stated, "We are very disappointed that the Sullivan A #1 test at our Archangel joint venture was unsuccessful. Although we recognized that there was significant reservoir risk due to the lack of well control in the area, the size of the structure, and the associated reserve potential, were extremely large. Given our success late in 2004 at Triple Crown North, we are one out of two with our recent joint ventures in this trend, and we've now completed 22 of 24 recent Vicksburg wells in this area. Given the impact that higher risk but high reserve potential exploration wells in the Vicksburg can have on our company, we expect to continue to drill high potential tests in this play, the next of which we hope to commence in the second half of 2005."

     ANADARKO BASIN GRANITE WASH TREND
    Hemphill County, Texas Granite Wash Discovery -- Brigham has completed two new Hobart Ranch Granite Wash wells, at initial rates of approximately
1.6 Mmcfe and 3.5 Mmcfe per day, respectively. Brigham operates both of these wells, located in Brigham's contiguous 3,958 acre block, with 98% working interests. Prior wells were completed at initial rates of approximately
1.0 Mmcfe per day. Brigham is also currently completing the Hobart 19-2, which encountered approximately 114 feet of apparent net pay in the Granite Wash. Brigham operates and retains a 49% working interest in the Hobart 19-2, with completion to sales expected in the next few weeks. With continued success, up to 90 potential development locations could be drilled to fully develop Brigham's acreage.

     Bud Brigham stated, "We are encouraged by the significantly higher production rates achieved by our two most recent Hobart Ranch wells. If these wells continue to perform strongly, we can quickly drill a number of high interest offsets that could meaningfully impact our 2005 production volumes and reserves."

     ANADARKO SPRINGER CHANNEL TREND
     Blaine County, Oklahoma Springer Discovery -- The Scheffler #1 is currently being completed after encountering approximately 12 feet of apparent net pay in the Springer aged Cunningham sand. Brigham retains a 26% working interest in the Scheffler #1, which was drilled to a total depth of approximately 9,286 feet. Completion to sales is expected by early February.

     ANADARKO HUNTON TREND
     High Potential 100% Working Interest Mills Ranch Field Well -- Brigham is drilling the Mills Ranch #2-98 at a current depth of approximately 16,500 feet, targeting various carbonate intervals between three currently producing wells. Brigham believes that this structure also has substantial reserve potential in the deeper Arbuckle formation, and plans to drill this well to the Arbuckle at a depth of approximately 25,200 feet, with results expected late in the second quarter of 2005.

     OPERATIONAL STATISTICS
     Brigham spud sixty wells in 2004, retaining an average working interest of approximately 45%. Fifty-four of these wells have been or are currently being completed, five have been plugged and one is currently drilling. Brigham's gross and net completion rates in 2004 are 92% and 86%, respectively. Since the end of 2004, Brigham has commenced three wells, and expects to commence eight additional wells by the end of the first quarter of 2005."

     MANAGEMENT COMMENTS
     Bud Brigham stated, "Looking back, our 2004 drilling program was below our expectations, though that changed dramatically late in the year with our discoveries at Triple Crown North and Appling Deep. Our first priority as we began 2004 was to aggressively drill our proved undeveloped inventory in order to convert our significant non-producing development inventory to production and cash flow, and we did that. Unfortunately, along the way we had several proved undeveloped tests, the most significant of which was our Mills Ranch #1-99S, that found substantially smaller reserves than that reflected in our year-end 2003 reserve report. In addition, and in hindsight, due in part to this focus on development drilling, we did not drill enough of our deep and growing high potential prospect inventory. Over time, we believe that our Appling Deep discovery, like our prior field discoveries, will demonstrate the value of our high potential inventory. Given that our recent discoveries occurred so late in the year, it's not clear the impact they will have on our year-end 2004 reserves."

     Bud Brigham further stated, "We believe that production growth provides the best proxy for measuring our success at growing this enterprise, and our 2004 production should be up about 15% relative to that of 2003. Further, our historical surges in production and reserves were generated largely by our field discoveries. Given our late year discoveries at Triple Crown North and Appling Deep, we are very well positioned to accelerate our growth in production in 2005. Further, with more focus on our growing high potential exploration inventory, we expect our eight high potential tests to generate additional field discoveries during the course of the year."

     About Brigham Exploration
     Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

     Forward Looking Statement Disclosure
     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

     Contact:
     John Turner, Manager of Finance & Investor Relations
     (512) 427-3300

SOURCE  Brigham Exploration Company
    -0-                             01/25/2005
    /CONTACT: John Turner, Manager of Finance & Investor Relations of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com /
_